As filed with the Securities and Exchange Commission on August 5, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

EMERSON ELECTRIC CO.

(Exact name of registrant as specified in its charter)

MISSOURI	43-0259330
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

8000 WEST FLORISSANT AVE.

ST. LOUIS, MISSOURI 63136

(Address, including zip code, of registrant’s principal executive offices)

EMERSON ELECTRIC CO.

2015 Incentive Shares Plan

(Full title of the Plan)

John G. Shively

Vice President and Assistant Secretary

Emerson Electric Co.

8000 West Florissant Avenue

St. Louis, Missouri 63136

(314) 553-2000

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.50 per share	12,000,000 shares(1)	$51.51	$618,120,000	$71,825.55

1.	This Registration Statement also covers such additional shares as may be issued pursuant to anti-dilution provisions.
2.	Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended, solely for the purpose of calculating the amount of the registration fee on the basis of the average of the high and the low reported sales prices of a share of Registrant’s Common Stock on August 3, 2015, as reported by The New York Stock Exchange.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”), and the Note to the instructions to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

Information required by Part I of the Form S-8 to be contained in the Section 10(a) prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act, and the Note to the instructions to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents that Emerson Electric Co. (the “Company” or the “Registrant”) has filed with the Securities and Exchange Commission (the “Commission”) under File No. 001-00278 are incorporated into this Registration Statement by reference and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended September 30, 2014.

2.	The Registrant’s Quarterly Reports on Form 10-Q for the quarters ended December 31, 2014, March 31, 2015 and June 30, 2015.

3.	The Registrant’s Current Reports on Form 8-K, other than information furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, filed on November 5, 2014, January 12, 2015, February 6, 2015, May 20, 2015, June 30, 2015 and July 23, 2015.

4.	The description of Registrant’s Common Stock, which is contained in the Registration Statement on Form 10 as amended under cover of Form 8 filed on January 19, 1981, and amendments to the Restated Articles of Incorporation described and set forth in the Proxy Statement dated December 19, 1985, including any amendments or reports filed for purposes of updating such descriptions.

Registrant hereby incorporates by reference herein all subsequently filed documents that Registrant files with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold from the date of filing of such documents, except for the documents, or portions thereof, that are “furnished” (e.g., the portions of those documents set forth under Items 2.02 or 7.01 of Form 8-K or other information “furnished” to the Commission) rather than filed with the Commission, unless Registrant expressly incorporate such furnished information. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that Registrant subsequently files with the Commission will automatically update and replace the information previously filed with the Commission.

For purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

All Securities to be offered are registered under Section 12 of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

John G. Shively, Vice President and Assistant Secretary of the Company, has rendered an opinion as to the legality of the shares of the Company’s common stock, par value $0.50 per share (“Common Stock”), being registered hereby. Mr. Shively is paid a salary and bonus by the Company, participates in certain of the Company’s employee benefit plans and incentive plans and owns or has options to purchase shares of Common Stock. Mr. Shively is eligible to participate in the Emerson Electric Co. 2015 Incentive Shares Plan, and may receive such grants in the future.

Item 6. Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of Sections 351.355 of the Revised Statutes of Missouri and the Restated Articles of Incorporation and Bylaws, as amended, of Registrant.

Registrant is a Missouri corporation. Section 351.355(1) of the Revised Statutes of Missouri provides that a corporation may indemnify a director, officer, employee or agent of the corporation in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, against expenses, including attorneys’ fees, judgments, fines and settlement amounts actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.

Section 351.355(2) provides that the corporation may indemnify any such person in any threatened, pending or completed action or suit by or in the right of the corporation against expenses, including attorneys’ fees and settlement amounts actually and reasonably incurred by him or her in connection with the defense or settlement of the action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that he or she may not be indemnified in respect of any claim, issue or matter in which he or she has been adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation, unless, and only to the extent, authorized by the court.

Section 351.355(3) provides that a corporation shall indemnify any such person against expenses, including attorneys’ fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding if he or she has been successful in defense of such action, suit or proceeding and if such action, suit or proceeding is one for which the corporation may indemnify him or her under Section 351.355(1) or (2). Section 351.355(7) provides that a corporation shall have the power to give any further indemnity to any such person, in addition to the indemnity otherwise authorized under Section 351.355, provided such further indemnity is either (i) authorized, directed or provided for in the articles of incorporation of the corporation or any duly adopted amendment thereof or (ii) is authorized, directed or provided for in any bylaw or agreement of the corporation which has been adopted by a vote of the shareholders of the corporation, provided that no such indemnity shall indemnify any person from or on account of such person’s conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

Registrant has entered into indemnification agreements with the directors of Registrant and adopted amendments to the Bylaws of Registrant which incorporate indemnity provisions permitted by Section 351.355(7) described above. The agreements and amended Bylaws provide that Registrant will indemnify its directors, officers and employees against all expenses (including attorneys’ fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred in any action or proceeding, including any action on behalf of Registrant, on account of their service as a director, officer or employee of Registrant, any subsidiary of Registrant or any other company or enterprise when they are serving in such capacities at the request of Registrant, excepting only cases where (i) the conduct of such person is adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct, (ii) a final court adjudication shall determine that such indemnification is not lawful, (iii) judgment is rendered against such person for an accounting of profits made from a purchase or sale of securities of Registrant in violation of Section 16(b) of the Exchange Act or of any similar statutory law, (iv) any remuneration paid to such person is adjudicated to have been paid in violation of law or (v) the action is brought by Registrant, except where it is brought in the right of Registrant or in connection with an acquisition of Registrant in a transaction not approved by the Board of Directors by a majority of its continuing directors, which for this purpose means those directors holding office prior to the time of such acquisition or any successors who were approved as successors by the directors holding office prior to the time of such acquisition. Such person shall be indemnified only to the extent that the aggregate of losses to be indemnified exceeds the amount of such losses for which the director or officer is insured pursuant to any directors’ or officers’ liability insurance policy maintained by Registrant. The amended Bylaws also provide that Registrant may advance expenses incurred by an employee or agent, and shall pay expenses incurred by a director or officer, in advance of the final disposition of any action, suit or proceeding upon receipt of an undertaking by or on behalf of any such person to repay such amounts unless it is ultimately determined that any such person is entitled to be indemnified by Registrant.

Article 10 of Registrant’s Restated Articles of Incorporation provides that the liability of Registrant’s directors to Registrant or any of its shareholders for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under the Missouri General and Business Corporation Law. Any repeal or modification of Article 10 by Registrant’s shareholders shall not adversely affect any right or protection of a director of Registrant existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

Registrant maintains directors’ and officers’ liability insurance.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The Exhibits to this Registration Statement are listed in the Exhibit Index to this Registration Statement, which Index is incorporated herein by reference.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of St. Louis, State of Missouri, on this 5th day of August 2015.

EMERSON ELECTRIC CO.

By:	/s/ John G. Shively
John G. Shively
Vice President and Assistant Secretary

POWER OF ATTORNEY

Each of the persons whose signature appears below hereby constitutes and appoints F. J. Dellaquila, F.L. Steeves, and J.G. Shively, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all supplements and amendments, including post-effective amendments thereto, to this registration statement, any additional registration statements pursuant to Rule 462(b) of the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission (or any other governmental or regulatory authority), and hereby grants to each such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ D. N. Farr	Chairman of the Board and Chief Executive Officer	February 3, 2015
D. N. Farr

/s/ F. J. Dellaquila	Executive Vice President and Chief Financial Officer	February 3, 2015
F. J. Dellaquila

/s/ R. J. Schlueter	Vice President-Accounting, Controller, and Chief Accounting Officer	February 3, 2015
R. J. Schlueter

/s/ C. A. H. Boersig	Director	February 3, 2015
C. A. H. Boersig

/s/ J. B. Bolten	Director	February 3, 2015
J. B. Bolten

/s/ A. A. Busch III	Director	February 3, 2015
A. A. Busch III

/s/ A. F. Golden	Director	February 3, 2015
A. F. Golden

/s/ H. Green	Director	February 3, 2015
H. Green

/s/ W. R. Johnson	Director	February 3, 2015
W. R. Johnson

/s/ C. Kendle	Director	February 3, 2015
C. Kendle

/s/ M. S. Levatich	Director	February 3, 2015
M. S. Levatich

/s/ C. A. Peters	Director	February 3, 2015
C. A. Peters

/s/ J. W. Prueher	Director	February 3, 2015
J. W. Prueher

/s/ R. L. Stephenson	Director	February 3, 2015
R. L. Stephenson

/s/ J. S. Turley	Director	February 3, 2015
J. S. Turley

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Emerson Electric Co., incorporated by reference to Emerson Electric Co. Form 10-Q for the quarter ended March 31, 2001, File No. 1-278, Exhibit 3(a).

4.2	Bylaws of Emerson Electric Co., as amended through November 4, 2014 incorporated by reference to Emerson Electric Co. Form 8-K dated November 5, 2014, File No. 1-278, Exhibit 3.1.

4.3	Certificate of Designation, Preferences and Rights of Series B Junior Participating Preferred Stock, incorporated by reference to Emerson Electric Co. Form 10-K for the fiscal year ended September 30, 1998, File No. 1-278, Exhibit 3(a)(ii).

5	Opinion of John G. Shively.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Counsel to the Registrant (contained in Exhibit 5).

24	Power of Attorney (contained on signature page).

99.1	Emerson Electric Co. 2015 Incentive Shares Plan, incorporated by reference to Emerson Electric Co. 2015 Proxy Statement dated December 12, 2014, File No. 1-278, Appendix B.